Exhibit 6(hh)

DEBT CONVERSION AGREEMENT

THIS DEBT CONVERSION AGREEMENT (this “Agreement”) is made and entered as of May 1, 2025 (the “Effective Date”), by and between STATION PLAZA SELF-STORAGE LLC, a Delaware limited liability company (the “Company”), SPSS DEVELOPER LLC, a Delaware limited liability company (“SPSS”), and GK INVESTMENT PROPERTY HOLDINGS II, LLC, a Delaware limited liability company (the “Lender”). The foregoing is each referred to as a “Party” and together as the “Parties”.

WHEREAS, the membership interest in the Company are held by SPSS, owning a sixty percent (60%) membership interest, and by GK Station Plaza Self-Storage LLC, owning a forty percent (40%) membership interest;

WHEREAS, as of the Effective Date, the Company is indebted to the Lender under that certain Promissory Note dated as of January 10, 2024 (as amended, the “Note”) in the principal amount of Two Million Dollars ($2,000,000.00) (the “Debt”);

WHEREAS, the Note matured on April 30, 2025, and the Debt remains outstanding; and

WHEREAS, the Parties have agreed to convert the Debt to preferred equity in the form of membership interests in SPSS to fully satisfy the Company’s obligations under the Note.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.          Conversion to Membership Interest. As of the Effective Date, the Debt is converted to a Preferred Capital Contribution by the Lender to SPSS. The Parties acknowledge and agree that the Preferred Capital Contribution represents a 37.21% membership interest in SPSS (the “Membership Interest”). The aggregate consideration for the Membership Interest is the $2,000,000.00 loan previously provided by the Lender to the Company. Contemporaneously with the execution of this Agreement, the Lender shall execute and deliver a Member Signature Page to that certain Second Amended and Restated Limited Liability Company Agreement of SPSS Developer LLC (the “LLC Agreement”). The Lender hereby acknowledges that it has reviewed the LLC Agreement and agrees to comply with the rights, duties and obligations provided therein as a Preferred Member. For and in consideration of the issuance of the Membership Interest, the Debt shall be deemed repaid in full on the Effective Date and the Company shall have no further obligations in connection with the Note. The Parties agree to take all necessary and appropriate action in furtherance of this Agreement, including, without limitation, the release of all security interests held by the Lender relating to the Debt.

2.          Acknowledgments, Representations and Warranties. The Lender hereby acknowledges, represents and/or warrants to the Company and SPSS that: (a) the Membership Interest has not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (b) the Lender is acquiring the Membership Interest solely for its own account for investment purposes, and not with a view to the distribution thereof in a transaction that would violate the Securities Act or the securities laws of any State of the United States or any other applicable jurisdiction; (c) the Lender is a sophisticated purchaser with such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of purchasing the Membership Interest; (d) the Lender has had the opportunity to obtain from the Company such information as desired in order to evaluate the merits and the risks inherent in holding the Membership Interest; (e) the Lender is able to bear the economic risk and lack of liquidity inherent in holding the Membership Interest; and (f) the Lender either has a pre-existing personal or business relationship with the Company or its officers, directors or controlling persons, or by reason of the Lender’s business or financial experience, or the business or financial experience of their professional advisors who are unaffiliated with and who are not compensated by the Company, directly or indirectly, have the capacity to protect their own interests in connection with the purchase of the Membership Interest.

3.          Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This Agreement may be executed in counterparts, each of which is deemed an original and all of which together constitute one document. This Agreement shall inure to the benefit of, and be binding upon, the parties’ respective successors, representatives, and assigns. Each party agrees to keep this Agreement and each of its terms confidential and will not disclose any of the terms of this Agreement to anyone except as otherwise required by process of law or regulation, order of court, or to enforce the terms of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

“COMPANY”

STATION PLAZA SELF-STORAGE LLC,
a Delaware limited liability company

By:	GK DEVELOPMENT, INC.,
an Illinois corporation, its Manager

	By:	/s/ Garo Kholamian
Garo Kholamian, President

“SPSS”

SPSS DEVELOPER LLC,
a Delaware limited liability company

By:	GK DEVELOPMENT LLC.,
an Illinois corporation, its Manager

	By:	/s/ Garo Kholamian
Garo Kholamian, President

“LENDER”

GK INVESTMENT PROPERTY HOLDINGS II, LLC,
a Delaware limited liability company

By:	GK DEVELOPMENT, INC.,
an Illinois corporation, its Manager

	By:	/s/ Garo Kholamian
Garo Kholamian, President